EXHIBIT 2.3

UNITED STATES BANKRUPTCY COURT

SOUTHERN DISTRICT OF TEXAS

HOUSTON DIVISION

IN RE	§
§
SOUTHERN INVESTORS SERVICE	§
COMPANY, INC.	§	CASE NO. 05-35538-H4-11
	§	(Chapter 11)
DEBTOR	§

ORDER CONFIRMING SOUTHERN INVESTORS SERVICE COMPANY, INC.’S

FIRST AMENDED PLAN OF REORGANIZATION, AS MODIFIED

[REFERS TO DOCKET NOS. 48, 88]

Upon Southern Investors Service Company, Inc.’s (“Debtor”) First Amended Plan of Distribution, dated July 7, 2005 as modified by the Amended Modifications to Debtor’s First Amended Plan of Reorganization, (the “Plan,” a true and correct copy of which is annexed hereto as Appendix I), as proposed by Debtor;1 and after the hearing held on October 13, 2005 to consider confirmation of the Plan and upon the Court’s separate Findings of Facts and Conclusions of Law Regarding Confirmation of Debtor’s First Amended Plan of Distribution, as Modified, and after due deliberation thereon, and sufficient cause appearing therefor;

ACCORDINGLY, IT IS HEREBY ORDERED, ADJUDGED AND DECREED, AS FOLLOWS:

1. The Plan, including all exhibits, appendixes or documents related thereto (collectively, the “Plan Documents”), and each of its provisions (whether or not specifically approved herein) are confirmed in each and every respect, pursuant to section 1129 of the Code.

2. Any objections or responses to confirmation of the Plan and reservation of rights contained therein that have not been withdrawn, waived or settled prior to the entry of this

[1]	Unless otherwise defined herein, capitalized terms have the meaning set forth in the Plan.

Order are hereby overruled in their entirety and on their merits, and all withdrawn objections or responses are hereby deemed withdrawn with prejudice.

Dated: October 13, 2005

    Houston, Texas

/s/ JEFF BOHM
JEFF BOHM
UNITED STATES BANKRUPTCY JUDGE

APPENDIX I

FIRST AMENDED PLAN OF DISTRIBUTION, AS MODIFIED

SEE EXHIBIT 2.1 AND EXHIBIT 2.2